Exhibit 99.1

Event ID:           4903882

Culture:           en-US

Event Name:     Q1 2013 The Mosaic Company Earnings Conference Call

Event Date:       2012-10-02T13:00:00 UTC

P:     Operator;;

C:     Laura Gagnon;The Mosaic Company;VP, IR

C:     Jim Prokopanko;The Mosaic Company;President and CEO

C:     Larry Stranghoener;The Mosaic Company;EVP and CFO

P:     Vincent Andrews;Morgan Stanley;Analyst

C:     Rick McLellan;The Mosaic Company;SVP, Commercial

P:     Joel Jackson;BMO Capital Markets;Analyst

C:     Joc O'Rourke;The Mosaic Company;EVP – Operations, COO

P:     Ben Isaacson;Scotiabank;Analyst

P:     Prashant Juvekar;Citigroup;Analyst

P:     Jeffrey Zekauskas;JPMorgan Securities Inc.;Analyst

P:     Donald Carson;Susquehanna Financial Group / SIG;Analyst

P:     Jacob Bout;CIBC World Markets;Analyst

C:     Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning

P:     David Begleiter;Deutsche Bank;Analyst

P:     Kevin McCarthy;BofA Merrill Lynch;Analyst

P:     Mark Connelly;Credit Agricole Securities;Analyst

P:     Matthew Korn;Barclays Capital;Analyst

P:     Bill Carroll;UBS;Analyst

P:     Michael Piken;Cleveland Research Company;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company's first-quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be open to take your questions. Your host for today's call is Laura Gagnon, Vice President Investor Relations of The Mosaic Company. Ms. Gagnon?

Laura Gagnon: Thank you, and welcome to our first-quarter fiscal year 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice – President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks. After my introductory comments, Jim will share our views on current and future market conditions. Larry will discuss key drivers of the segment results, as well as provide insight into future expectations. The presentation slides we are using during the call are available on our website at MosaicCo.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management's beliefs and expectations as of today's date, October 2, 2012, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning, and in our reports filed with the SEC. Now, I'd like to turn it over to Jim.

Jim Prokopanko: Good morning. Thank you for joining our first-quarter earnings discussion. I'm pleased to report that Mosaic delivered another solid quarter, despite a wide array of external and logistical challenges.

Today I have three goals. First, to help you understand the various external factors, both economic and sentiment-related, that are impacting our business. Second, to review our results and progress on strategic objectives, and finally, to convey our confidence in Mosaic's very bright long-term future. Simply put, we want to be the world's leading crop nutrition company, and we believe we are well on our way to achieving that vision.

First, a quick review of the numbers. We reported operating earnings of $610 million on revenue of $2.5 billion for the quarter. The Potash business contributed $416 million, and the Phosphates unit generated $208 million in operating earnings. In total, we reported earnings per share of $1.01, which includes $0.02 per share of negative impact from notable items. It's important to point out that we continue to maintain a very strong cash position, with $3.6 billion of cash on hand.

I can't remember another time in my career when so many of the outside influences that impact our business, and global food supply, were so volatile. Mother Nature has left much of the planet very thirsty, while also battering us with tropical storms, hurricanes and heavy rainfall in Canada. The North American drought pushed grain and oilseed prices to record highs, and the situation is compounded by the growing logistical challenge of a receding Mississippi River. Drought has depleted the corn crop in the U.S. heartland, the wheat harvest in Russia, and rice in India. Global grain and oilseed stocks are dropping quickly, and reaching dangerously low levels. Farmers know this well, and they will once again have strong incentive to maximize yields in the coming seasons.

It will likely take two years of trend yields to get stocks back to secure levels. As a result, prices have climbed dramatically. As the fall harvest continues, there is potential for grain and oilseed prices to go even higher, in order to balance demand with supply. Given the current precarious balance in grain and oilseeds, prices are going to remain highly sensitive to weather events. Any indication of a potential negative impact of weather on yields in South America is likely to drive prices still higher. In fact, spring corn planting in Brazil is only 7% complete, versus 15% at this point last year, due to a prolonged dry period.

As a result of the historically high grain and oilseed prices, crop nutrients are as affordable as they've ever been, as the slide makes clear. Remember, it was only a few months ago when experts were predicting sub-$4 corn. Even if grain and oilseed prices were to drop significantly, we would expect to continue to deliver strong results. Financial returns on the farm in many parts of the world are at record levels. The USDA predicts U.S. farmers will realize record cash income again in 2012, for the third consecutive year, buoyed in part by payouts of crop insurance. In India, cash payouts and farmer returns are increasing, along with higher on-farm prices for nutrients, and in Brazil, economics remain strong, and farmers there are expected to plant record acres of beans and corn.

We expect the markets to remain temperamental for the near future, so I'll focus there for a few minutes. We are often asked why crop nutrient prices have lost their historical correlation to grain and oilseed prices. The short answer is sentiment and risk aversion. Our own Dr. Mike Rahm recently published in-depth commentary on this subject in our Market Mosaic publication, which you can find on our website, but I will summarize briefly here. When fertilizer prices spiked in 2008, the commodity markets in general were reaching new heights. Remember that oil hit $145 a barrel and demand for oil persisted.

The macroeconomic environment today is considerably weaker. Because of that and other external factors, including weather and uncertainty of North American application rates, we're seeing a continued high level of risk aversion from our customers, the distributors. They don't want to get stuck on the wrong side of a potential price decline, so they are keeping their fertilizer bins nearly empty. For potash, shipments are being impacted by the delayed China and India contracts, along with more production capacity coming online. This has led the market to assume there will be readily-available supply later in the season, which in turn makes it easy for distributors to defer purchase decisions. It's important to distinguish between sentiment impacting recent market trends, which can change rapidly, and economic fundamentals, which will drive long-term performance.

A change in sentiment usually starts with a catalyst. Let me describe a few possibilities. In potash, standard grade is plentiful, but granular is a different story. Producer inventories of standard grade potash are high, because of delayed shipments to India and China. Once these shipments materialize, and believe me, they will, inventories are likely to drop, thus changing market sentiment.

In phosphates, supply uncertainties remain, with low and declining North American producer inventories, some Mosaic production constraints, continued delays with the Ma'aden startup, and 30% lower exports from China. And finally, uncertainty surrounding farmer demand resulting from the 2012 drought is already beginning to resolve favorably. The impact of accelerating demand may be exacerbated by logistical issues presented by the low river levels, which may lead to issues with timely delivery for fall fertilizer demand in North America. Any of these factors can create customer concerns about availability and price, which could change sentiment very quickly, in which case, sentiment will catch up with the very favorable fundamentals I described earlier.

Now, I'll move on to the potash market. As you're well aware, our expansions and the tolling agreement reversion will give us significantly increased capacity, and we are confident that long-term demand for the product will grow. The current dip in demand, we believe, is essentially a timing issue, and we are beginning to see improving dealer sentiment in North America and elsewhere. In fact, I was with our global sales team late last month, and I heard a very positive tone from that group, representing all the major agricultural markets. Dealers are going to fill their bins at some point, and we will have the product ready for them. And next year, we expect record demand for potash, with global demand reaching 58 million to 60 million tonnes.

To meet the long-term demand, we are continuing to execute our potash expansion projects, and they remain on-budget and on-time. As an example, and as you can see our slides, our Esterhazy K3 head frame is now in place, claiming the title as the tallest structure in Saskatchewan. While we expect demand to pick up, we are all also aware of new supply coming on line. Over the next few years, we expect operating rates across the industry to remain high as new capacity lags increasing demand. At Mosaic, we will continue to meet that demand. The phosphates market, in contrast with potash, is very tight. We and other producers have low inventories of finished product because of high demand, a situation that has been exacerbated by plant turn-arounds and production and logistics disruptions.

Global supply uncertainty continues to tighten the market. We expect a 6% to 8% increase in global phosphate shipments in calendar 2012, followed by a 3% to 5% increase in 2013, to a record level of 64 million to 66 million tonnes. Overall, our two business units generated solid performance given the market conditions and various operating challenges during the quarter. It's clear that our results are benefiting from our diversification, with leadership positions in two essential crop nutrients. More important, we continue to make good progress on our strategy, and Mosaic is positioned for long-term success.

With that, I will ask Larry Stranghoener to take you through our financial performance and outlook. After that, I will conclude with some further thoughts on the markets and our future. Larry?

Larry Stranghoener: Thank you, Jim, and good morning, everyone. We delivered solid results, despite weak market sentiment and the logistical issues that Jim mentioned.

As you can see on my first slide, revenues were down year over year. Phosphate revenues were down 30%, due to both lower volumes and pricing. Potash revenues were up 10%, reflecting flat year over year average pricing and higher volumes. That said, the year over year comparisons mask the divergence we've seen between the potash and phosphate markets over the past six months. As Jim said, tight phosphate markets are driving higher pricing, and slower potash markets are leaving prices flat to slightly down. Net operating earnings were down in the quarter as a result of lower revenues. Note that our consolidated gross margin rate increased year over year, from 28% to 30%.

Moving to the Potash segment, operating earnings were up, as a result of higher revenues. Our margin rate was down, due to higher brine management expenses and the impact of planned maintenance shut-downs, partially offset by a $34 million benefit from an unrealized gain on derivatives. During the quarter, the potash operating rate was low, at 65%, primarily as a result of extended plant shut-downs to tie in new expansion projects. Given the weakness in international demand, we took the opportunity to take extra days for turn-arounds, resulting in 119 turn-around days this quarter, compared to 76 a year ago. These dynamics led to our lowest quarterly production level in over two years.

Sales volumes met our expectations, while pricing was higher than our guidance. Though North American producer inventory levels remain higher than average, we have seen declines three months in a row. For Mosaic, there is a notable difference by type and grade of product. Much of our inventory is standard grade, and blend-grade product is much more limited. Brine management costs were $67 million for the quarter, considerably higher than a year ago, but consistent with last quarter. Most of the incremental spend continues to go toward advanced technologies, including horizontal drilling. We expect second fiscal quarter costs to be similar to the first. We also expect fiscal 2013 costs to exceed the fiscal 2012 level, although we expect the quarterly run-rate to decline in the second half of fiscal 2013. While costs have been elevated, I should remind you that our production at Esterhazy has never been affected by brine inflow, and Esterhazy remains cost-competitive.

Before I move on to phosphates, I want to explain the dynamics of our tolling agreement, and our Canpotex allocation process. The tolling agreement reversion goes into effect in January, and all else being equal, that would increase our Canpotex allocation from 37% to 43%. To date, these tolling tonnes, approximately 1 million annually, have not been included in our tonnes sold metric. We sell these tonnes at cost, and both the revenue and the cost of goods sold income statement lines reflect this. Based on the tonnes shipped to PCS, and market prices we received during fiscal 2012, selling these tonnes for our own account would have increased fiscal 2012 gross margin by over $200 million. Going forward, the impact will depend upon prices and volumes sold, which in turn could be impacted by further changes in Canpotex allocations. Canpotex allocations are subject to change on January 1 or July 1 of each year, but only if a member brings expansion projects online after conducting an audited proving run, substantiating the increased capacity. If the new peaking capacity is higher than the old capacity, the Canpotex allocation is modified accordingly.

In the Phosphates segment, both volumes and prices were down year over year. Shipments to major export markets, especially India, were down, and shipments were also affected by the production, logistical and weather issues we've mentioned. We began the quarter with very low inventories, and during the quarter, our chemical plants were down roughly twice as long as in prior years, due to more extensive planned annual maintenance, as well as delays due to Tropical Storm Debby. Additionally, our facilities in Louisiana lost a week of production due to Hurricane Isaac. As a result, our chemical plant operating rate during the quarter was 81%.

Prices rebounded from our fourth quarter, with an average selling price increase of $35 per tonne, which was in line with our expectations and guidance. Our gross margin rate was flat sequentially, as expected. Lower rock costs were offset by higher ammonia costs, lower concentrate operating rates, and a seasonally-higher proportion of lower-margin blend products. Blends constituted 28% of sales tonnes in this segment, versus 18% last quarter. As in the past, we've included raw material costs in the appendix to our earnings presentation. Next quarter, we expect a continuing positive impact from lower rock costs, and a lower proportion of blend volumes, offset by higher ammonia costs. We expect the second quarter gross margin rate for this segment to be relatively flat with the first fiscal quarter rate.

Phosphate mine productivity remains a highlight. South Fort Meade is now back to full operation, and we have replenished our rock inventories. Phosphate rock production in Florida was 3.8 million metric tonnes in the quarter, compared to 2.8 million tonnes last year. We expect to resume shipping Florida rock across the Gulf of Mexico to our Louisiana operations later this month, which will lower the use of third-party purchased rock. During the quarter, our Florida team achieved significant sustainability improvements in water use, allowing us to cancel a $50 million investment in treatment facilities. That win resulted in a $7 million asset write-down related to front-end engineering for the project.

Before concluding, I'll provide updates to our guidance. We expect second-quarter potash volumes to range from 1.6 million to 1.9 million tonnes. To reach the upper end of the range, we would need a return of demand from India and China. Given current demand, we are experiencing price pressure, but we expect prices to remain in the range of $420 to $450 per tonne. We expect operating rates to be above 70%. Assuming no benefit from foreign exchange in the potash segment cost of goods sold, continued lower operating rates will pressure the gross margin rate in the second quarter.

In phosphates, second-quarter sales volumes are expected to range from 3.0 million to 3.4 million tonnes. Our ability to reach the high end of that range depends on a strong fall application season, as well as highly-effective operating execution in our phosphates facilities. Tight markets are likely to continue, increasing our expected average price to a range of $520 to $550 per tonne. Operating rates should improve sequentially. We continue to expect our capital expenditures to be in our guidance range of $1.5 billion to $1.8 billion, even with additional capital we have committed to conduct front-end engineering, technology and permitting work to expand our ammonia facilities. We expect to reach a decision on this project by the end of this calendar year. Now, back to Jim, for his concluding comments.

Jim Prokopanko: Thanks, Larry. This year's global harvest is coming in much smaller than expected. You'll recall that spring in North America started with great expectations for a record corn crop, with 96 million acres planted. The rain necessary to nourish all that corn never arrived, and wide swaths of the crop withered. Hot and dry conditions were the norm across the globe, with crops damaged from the Black Sea nations to India and China. A parched planet sent commodity prices on a powerful rally, and ultimately these conditions will drive strong demand for crop nutrients in the coming 18 months.

This summer reminds us once again that food security is very fragile. You've heard me speak on this subject before, but it is worthy of repetition. The world will grow to 9 billion people by 2050, and human prosperity is also rising, bringing with it demand for higher-quality food. Many estimates state that 1 billion people are now undernourished, so global agriculture's challenge is great, we have to vastly increase food production with very little additional land devoted to farming, which means crop yields must increase.

Farmers simply cannot meet the demand without balanced crop nutrition, and Mosaic is here to help them rise to the challenge. Mosaic has unique strengths. Our global reach, our innovation, our capital and our assets, not only to make an important contribution to feeding the world, but also to outperform our competitors and deliver value to our shareholders. Our story is long on the future, because the future is enormously promising for Mosaic. We continue to make important strides so that we can realize that promise. Our programs to achieve operating excellence are bearing fruit. Our phosphate mines are delivering record productivity, our safety performance continues to build on our excellent 2012 results, and our sustainability work continues to deliver meaningful value for our communities and shareholders.

Our innovation lead is increasing. MicroEssentials® is gaining an ever-growing share of the phosphate market, and we continue to make progress in our process technologies. Our potash expansions are on time and on budget. During our planned turnaround at Esterhazy, we integrated our new K2 plant. Over the next few months, this capacity will be available to meet our customers' needs, when demand rebounds. And our capital strength continues to differentiate Mosaic. We have the capital and cash flow to withstand market swings, to seize compelling growth opportunities as they arise, to fund our ongoing potash expansion projects and to return capital to shareholders.

Overall, we feel great about the foundation we've built in eight years as a public company, and we feel even better about our ability to fulfill our mission, to help the world grow the food it needs. Now, we will take your questions.

+++ q-and-a

Operator: (Operator Instructions)

Your first question comes from the line of Vincent Andrews from Morgan Stanley. Your line is open.

Vincent Andrews: If I could just ask a couple of questions about China. First, if we look at where retail prices have gone in China in recent weeks, they've been going down, and the present prices it looks like it would be very difficult for the importers to roll the contract over at a flat price, and actually make any profit selling the product in country. Is what we are looking at that we need the inventory levels in China to come down, so that local prices can go up there in order for you to settle, or how should we be thinking about that dynamic?

Jim Prokopanko: You've got it about right. There are good inventories of potash and you're referring to potash, of course.

Vincent Andrews: Yes.

Jim Prokopanko: Good inventories of potash in China, and that has given a cushion to defer moving on a nearby contract. What will happen over the next few months is that NPK production is going to start building. Inventory is going to start drawing down, and they are going to be faced with having to replenish their potash pipeline, so this market will clear, and we've got to find that price. It hasn't happened yet, but it is just a matter of weeks or a couple of months before that will happen. I'm going to ask Rick McLellan to add some color on the China market, if he would like to. Rick?

Rick McLellan: In China, we are seeing the domestic prices decrease, so the retail prices to the farmer. And part of this is reflected from lower import prices coming in by rail into the North. There is no contract, spot prices have decreased about $20 a tonne, and part of that I think is an indication that we won't be able to rollover the existing price in today's market situation. But, we still will find a clearing price to go to China soon as inventories are cleaned up.

Vincent Andrews: So to follow up, it sounds like you're saying you're expecting to settle China not flat, but actually down. It's just a question of when you do that. Is that correct?

Rick McLellan: The market situation right now would tell us that prices being rolled forward will be difficult at this time. I won't make a comment about what we expect to close it at, we just know that they have to clean out inventory.

Vincent Andrews: Okay and just lastly, as a follow-up, your guidance for the first quarter, when you talk about the high-end being a function of when you settle India and China, we're obviously already a month into the quarter, and you're talking about weeks or maybe months before you settle India, so can you just give us a sense of what that volume guidance range would be ex India and China?

Rick McLellan: Frankly, we've got in our guidance, tonnes going to India and India and China at the end of the quarter, and our guidance range would, if nothing happened in both markets, would move to the lower end of the guidance, closer to the midpoint.

Operator: Your next question comes from the line of Joel Jackson from BMO Capital Markets. Your line is open.

Joel Jackson: I want to talk a little at about your cost, maybe you could you give a bit of guidance or your current views right now on ammonia pricing. You mentioned some commentary on your rock producers, so maybe you can give some commentary on how you see your rock price purchases going forward, and need to possibly defend the rock markets, and finally also is the current brine management cost at Esterhazy, is that a good run rate going forward?

Jim Prokopanko: Obviously, two questions. One, input costs and brine management costs. I'm going to ask Joc O'Rourke to speak to that, our operations leader.

Joc O'Rourke: I'll take these one at a time. First of all, ammonia price, we've seen ammonia price increasing over the last couple of quarters. We expect that to be flat or slightly up over the next few quarters. Rock purchases, importantly, as we've increased our rock production in Florida, we are now in a situation, where later this month we will start exporting from Florida to Louisiana, which will bring down our net cost of rock fairly significantly, as we stop using, or not stop, use a lot less import rock than we have in the past. So that expects prices there to come down. Sulfur, flat, probably over the next couple of quarters. In terms of brine management, as Larry mentioned in his text, we expect the costs to be similar for the next quarter, and then declining for the second half of this fiscal year.

Larry Stranghoener: Joel, it's Larry Stranghoener, if I could just clarify a comment Joc made. When Joc referred to flat ammonia prices, he was referring to current purchase prices for ammonia. The price, the cost of ammonia we actually realized in the first quarter will likely go up substantially in the second quarter and then remain at those levels for the rest of the year.

Operator: Your next question comes from the line of Ben Isaacson from Scotiabank. Your line is now open.

Ben Isaacson: I was hoping we could spend a little more time on MicroEssentials, just understanding how it's progressing in the various markets, and what the strategy is going forward?

Jim Prokopanko: Sure, thanks, Ben, thanks for asking that question. MicroEssentials has been a real success, innovation success story at Mosaic. It is a product that, between ourselves and our legacy company has been worked on for 10 years, and we are really quite thrilled with the take-up that we're seeing in the market. We've expanded our production, too, now with capacity of almost 2.3 million tonnes of MicroEssentials product production capacity. That's nearly a quarter of our phosphate capacity, and I think the numbers of phosphate tonnes that we are selling, 1 in 10 tonnes of phosphate sold in the U.S. is a MicroEssentials tonne, so in a really short period of time, we have really brought a value-added product to the market, really benefiting the farmers. I'm going to ask Rick to give some details on what is happening in terms of margins, and cost of production of that material.

Rick McLellan: We are, as Jim said, we are seeing very good market penetration in North America, but we are also focusing on South America as well. We've seen a consistent increase in Brazil of the amount of product being used, and I think the most important piece to take away is farmers are using these products and dealers are selling them, because they are increasing yield. And this is about creating more value for the dealer, as well as ourselves and the farmer. And that’s where our focus is- on our pricing; we are generating more margins on a per-tonne basis, as well as we are growing our business with those customers that we do MicroEssentials with. So it has been a significant component of our phosphate go-to-market strategy and we continued to see that increasing, and we will be looking for other opportunities to expand production.

Operator: Your next question comes from the line of PJ Juvekar from Citi. Your line is open.

Prashant Juvekar: Jim, what is the impact if any residual P&K [phosphates & potash] that is left in the soil in the U.S. after low yields, and do you believe that growers are likely to test their soils first, and then possibly delay the fertilizer application to the spring?

Jim Prokopanko: It is a very topical question, getting must discussion in the industry and the farm markets. First, the question about the residual P&K in the soil. P&K, I think you're aware, unlike nitrogen, is residual in the soil for some period after it's been applied. So when you apply a tonne of — or 100 pounds of P to a field, it's going to be there for a couple of years. But at the same time, when you apply it, it is not all readily available to the plant. So if you apply 100 pounds of phosphate to a field, it's going to take three to five years for that to be completely available to the farm field. So, yes, the drought in some badly-affected drought areas, that P&K take-up by the plants might not have been as much as they were in a normal year.

However, most soils in the U.S. don't have the necessary levels of P&K in the soil. So, farmers have been drawing down on their P&K banks in many parts of the country, and they didn't start with a healthy balance. So, we believe that maybe in the worst affected areas, Indiana, Illinois, where we saw some pretty dramatic yield reductions, we could see a bit of a tail — a drop-off on the phosphate and potash application, but they did have a surplus to start. So, we think that this coming year in some areas we could see a reduced reduction of P&K. However, offsetting that is, we went into the summer season, following this past spring, with warehouse stocks very much depleted. There is nothing to pull on.

So the pipelines have to rebuild. Some farmers may use a little less P&K this year. The net result for us is that our sales should be similar this coming fall season as they were last year. Now farmers now do testing, they test as a good agronomic practice, once every three years, I think it would be good, smart for farmers to test their soil, see what the P&K is, but with the high, high grain prices, oilseeds, corn, wheat, the incentive is strong for farmers to plant maximum- yielding crops and that is going to take strong fertilizer application rates to get there. Now, I'm going to turn it over to Rick to talk about what's happening from his perspective with dealers as a result of this drought.

Rick McLellan: I think one of the things, I'll just add on to Jim's comment on soil testing. I happened to be at a luncheon, sat with a guy that operates a major Midwestern soil testing lab, and he has never been as busy. So farmers are going to test to see what is in the soil. But I think what we are getting feedback from dealers now is harvest is getting to the midway point, that because of strong commodity prices, improved in some areas, rains after Hurricane Isaac as well as demand for winter wheat planting, we're seeing growers, our dealers move from what had been planned to be a very conservative fall application season, moving back to one that is at least at average, if not slightly above.

Operator: Your next question comes from the line of Jeff Zekauskas from JP Morgan. Your line is open.

Jeffrey Zekauskas: Two-part question. I think your original estimate of brine inflow costs that you made in February was $170 to $180 for fiscal 2012, and you came in at $206, and now you're annualizing it roughly, call it $270. So, what happened? That is, why are the costs greater? And second, I think China's imported something like 5.5 million tonnes so far this year versus 4 million tonnes last year so they are up 32%, and pretty much all of the other potash producers, other than Canpotex have really lifted their volumes into China, and Canpotex is down about 20%. So can you talk about the dynamics such that Canpotex seems to be doing a lot less business in the China market and what that might mean for the China purchases to the end of the year?

Jim Prokopanko: I'm going to have Joc talk about what happened with the brine costs and what some of the new actions we are taking in Esterhazy, and then I'll return to your China potash remarks.

Joc O'Rourke: In terms of our brine, we have increased our spending, and particularly that is on new technologies such as horizontal drilling. More recently, we've been using some latex grouts, et cetera, to really aggressively manage our brine. But we do expect this cost to decrease in the second half of the fiscal year, as Larry mentioned. Remember, also, we have never affected production in the 25 years that we've been managing this brine. So, we think we are doing everything we can to aggressively fix the problem, and I'll hand it over back to Jim.

Jim Prokopanko: Yes, Jeff, the potash question in China, and that was a good question. Yes, we are down. We are seeing China imports up 32%, 33% over the year. And that, as Rick mentioned, is coming from northern borders, rail shipments in China. So, although Canpotex has lost some tonnes in China, we've had that made up in other parts of Asia. Indonesia and Malaysia, we're seeing very strong sales into those markets. And so in the end, we are not seeing that net-net, we're looking at a year for Canpotex that is going to be largely unchanged. The product has moved around a bit, a little bit more into Brazil, a good bit more into Southeast Asia, and the economics are working at this point in time for some of the Russian, Belarusian product to be a better fit into the Chinese market.

Operator: Your next question comes from the line of Don Carson from Susquehanna Financial. Your line is open.

Donald Carson: Jim, a question on your potash slide 9, where you've got a rather bullish case for fiscal 2013, that the shipments would rebound. Question would be, where have you seen the most destocking, and is your forecast for shipment increase in 2013 driven by higher consumption or a rebuilding of inventories, or some combination of both?

Jim Prokopanko: What we're seeing on a destocking question is North America, this past summer or spring, has really destocked that pipeline. Recall that going into the spring we had a huge crop expected, a lot of acres planted, and people were getting ready for sub-$4 corn. And as a result, people were careful about not being stuck with inventory going into the summer. So, the inventories were low there.

We are seeing in India, destocking of the pipeline as a result of the government subsidy program to farmers having been changed, where the subsidy payment for potash and phosphate was reduced, netting in a result of higher fertilizer prices to farmers. Farmers reduced P&K use, and they just put more nitrogen on, and now it's interesting, you see the fertilizer industry in India starting to lobby for lower subsidy payments to farmers on nitrogen, to get it back into balance. They've just gotten so far out of whack and out of balance. And those are the principal markets where we have seen the destocking, North America and India. I'm just going to ask Rick if he would like to add to that answer.

Rick McLellan: Don, I can't add much more, Jim, other than we see the market in Brazil pretty brisk demand. They started with inventory to begin the year and they are on a pace, a record pace for shipments to continue from the first half, and we expect their inventories to be drawn down as well. And then, if you look in the face of strong agricultural fundamentals, for 2013, that will in turn drive the demand side. So we're going to see supply clean out, and we're going to see demand increase.

Operator: Your next question comes from the line of Jacob Bout from CIBC. Your line is open.

Jacob Bout: Maybe just a follow-on, on slide 9 there. So looking at the growth in your forecasted demand from 2012 to 2013, it looks like you're saying basically went from 53 million to 59 million tonnes. What is your assumption on the potash pricing there, and effectively, what I'm trying to get at here is, how sensitive do you think the potash demand in 2013 is going to be to potash pricing? And maybe you can talk specifically on your thoughts on that sensitivity in Brazil, India and the US?

Jim Prokopanko: That is an excellent question for our Dr. Mike Rahm to answer.

Mike Rahm: You are right, that we have about a 6 million tonne increase projected for 2013. About two-thirds of that comes from India, North America and Indonesia and Malaysia. And so in terms of pricing, when you look at farm economics, particularly in India, as well as North America, rice economics in India are at record highs, and wheat economics are probably the second best ever, and in North America, very strong economics. So, I think as Jim alluded to earlier, with potential modifications in the subsidy in India, we expect a very good rebound there. And in the case of North America, we are seeing — we expect about an 18% rebound in shipments in North America, due to swings in the pipeline, and for the first two months of the year, we've seen shipments increase 17%. So, I think in terms of the price assumptions, we see a fairly stable outlook for prices, and given strong farm economics, we think that translates into a big increase in potash shipments in 2013.

Operator: Your next question comes from the line of David Begleiter from Deutsche Bank. Your line is open.

David Begleiter: Mike, on a similar question on pricing, and the hopeful convergence of North American and Chinese and Indian prices, they're trying to sell down at $20 a tonne this year. Does that, in the near-term bring down U.S. prices, or does that just delay the eventual convergence of those two metrics? Just lastly on Brazil, despite the strong demand, we’ve seen prices erode there a bit. Is that just a function of increased competition, globally weak supply and demand, or is it something else underlying that, why aren't Brazilian prices higher, given the strong demand?

Jim Prokopanko: We'll have Dr. Rahm answer your first question, and Rick McLellan will answer the second question about Brazil pricing.

Mike Rahm: I think it is important to, as we alluded to in the commentary, that you have to distinguish between standard and granular product. Standard product, in terms of the large Asian markets have — there simply is more inventory of that product than granular. So, I think there is a distinction between those two prices. In the case of Brazil, we have a situation where given the slower movement in some of the other markets, there has been strong competition for demand in that particular market. Rick, I'll toss it over to you in terms of other comments.

Rick McLellan: David, if you want to think about where you need to see convergence, we need to see convergence of import and blend grade in the Brazil market. And as we came into this quarter, they were fairly close to being even and so looking at prices, because standards of product goes into different markets, it can show this international price to be larger than what it really is. So, we've seen pressure in Brazil. Mike did a good job of describing just what is happening there. It is a time period. We've seen prices slide there, about $30 per tonne. We had planned a price increase in North America of about $25 a tonne and that is not going to take place. So, we are going to continue to see the Brazil market and the North American market find a price where it's going to operate at, and they are relatively close as they are today.

Operator: Your next question comes from the line of Kevin McCarthy from Bank of America – Merrill Lynch. Your line is open.

Kevin McCarthy: My question relates to prospects for international potash shipments. Maybe two parts, first part on Canpotex allocation, you've indicated a step-up from 37% to 43% in January. Could you comment on how that 43% is likely to change over the next year or two, as various industry participants prove out capacity? And then second piece, they take the 43% versus 37%, that implies something like a 16% step-up on a tonnage basis, all else held constant. Your forecast obviously is that we will see growth in places like India, Indonesia, Malaysia, et cetera. if we boil all that down, would be reasonable to expect growth in the 20%-plus range from January forward for Mosaic in international markets?

Jim Prokopanko: Sorry, I got your first question but I didn't quite catch the full second question, second part of your question, so we will allow you to ask that one more time. But I will first address the 37% to 43%. You got the math right, and that is correct, assuming there will be no other member of Canpotex's undertaking a proving run, which we wouldn't know about, that usually is fairly confidential and kept in-house. So we don't know if somebody else is running a mine, but we're not aware of that being the case. So with the reversion of the tonnes, we go from 37% to 43%.

All I know is what we have coming is our Esterhazy expansion, we are on the edge of doing a proving run there. We don't expect that to be completed this calendar year, so we won't make the January date. So once we get that done, which will be sometime next year, we will have the opportunity to increase again our Canpotex share with wherever we prove above our current peaking capacity in Canpotex. If other members have a proving run that they are running, well that could negate one of those. So, all I know is fairly confident that beginning January 1, we will have a 43% share of Canpotex. And I'm going to ask you to just to ask that question one more time.

Kevin McCarthy: Yes, apologies for my inelegantly stated second piece of it. I'm just trying to get at the compounding effect of a rising Canpotex allocation, coupled with what looks to be a forecast for rising demand as well, in the international markets that Canpotex serves. So, for example, if I look at Mike's forecast for something like 59 million tonnes on a base of 53 million tonnes, that looks to be 11% growth globally. I think there is a strong contribution within that from the international markets that Canpotex would serve as well. So if I couple the two, the higher allocation rate and the growth overseas, might that imply something on the order of 20% growth for Mosaic specifically in international potash nutrient?

Jim Prokopanko: Sorry, all else being equal, Kevin, your math is generally correct.

Operator: Your next question comes from the line of Mark Connelly from CLSA. Your line is open.

Mark Connelly: Jim, just one question. As we watch ammonia prices spike, how concerned should we be that it isn't moving into DAP faster? Given your comments on DAP, it seems like that market should be skin-tight, and we ought to be able to take advantage of these rising ammonia prices, or at least pass them through more quickly. I'm just wondering how much concern we should have about next quarter, maybe getting a little bit squeezed?

Jim Prokopanko: Good question. Right now, we are just on the cusp of the fall season for North America. So, yes, we have seen ammonia prices strengthen. Getting that passed through, we have inventory, of course, so we have to work that down first, but until we really see the North American market, product go from dealers to the farms, dealers replenishing their inventories, and we believe that is coming, we will start seeing some strengthening of phosphate prices. And we are showing increasing phosphate prices in our guidance going forward. Larry, would you like?

Larry Stranghoener: Yes, I would just add that, Mark we see some headwinds to be from ammonia costs in the second quarter and beyond, but on the other hand we see some benefits from continuing reductions of rock costs, which is a very good news story. And we will see our lower percentage of blends on our phosphate sales going forward. All else equal, we would expect to see a gross margin in the second quarter similar to the first. And then with some of these trends, and a continuing positive pricing momentum, continuing into the second half, a likelihood of an improved gross margin in the second half is there, we think.

Operator: Your next question comes from the line of Michael Korn from Barclays. Your line is open.

Matthew Korn: It is Matthew Korn. If you could just talk a little bit about the potential impact of the low river through the rest of the calendar year on phosphate shipments and whether or not it is just a matter of being able to procure the trucks and the rail needed to bypass the river, whether that is something that you are able to do, and then what kind of additional costs it would add to the delivered price, and if there's any worry about demand maybe not being robust enough to face additional costs? Thanks.

Jim Prokopanko: Matthew, that is a great question for Rick McLellan, our commercial leader, to answer.

Rick McLellan: What we are seeing on, frankly, barge movements up the river is they are moving slower. The tows are smaller and barges are getting filled lighter. So all that makes the trip up the river a fairly lengthy trip. What we are seeing is that product is getting, we're moving product in by rail into our warehouse system, and that is catching up, but the rail cost is probably $10, slightly higher a tonne on a delivered basis, if you wanted to take a look at it, to most markets. But the offset of that is there are products and warehouses and it is unsold, then we will see stronger pricing out of warehouses upcountry than maybe is reflected at the Gulf or in central Florida.

Operator: Your next question comes from the line of Bill Carroll from UBS. Your line is open.

Bill Carroll: As you continue your feasibility study for an ammonia plant, can you share some of what you've learned so far in terms of costs and siting issues, timing, et cetera, and how they might compare with what you had expected going in?

Jim Prokopanko: Good question. With these ammonia prices, you can well see, and cost again, as you can see the attraction that ammonia has had to investors. And despite some resistance by current producers saying it was not going to happen, when you are taking $400 to $500 a tonne gross margin on ammonia production, you are going to attract new facilities. And so there is a bit of a gold rush to building nitrogen plants.

Everybody has to have one, and no wonder, when you have $3.50 gas and $700 to $800 ammonia, that is what you're going to get. So we expect that with the rash of announcements that we have seen, we will see more ammonia plants being built.

We are, we believe the furthest ahead in our deliberations and analysis of this. We are best equipped, I think, to make use of that ammonia, being ourselves short about 1 million tonnes of ammonia. So it looks like a very good project to us. Got a lot of attention, and it looks like it is a very attractive kind of investment. I'm going to ask Joc O'Rourke, our operations leader, who is reviewing this project to tell you what he has learned in the last year of assessment.

Joc O'Rourke: To carry on from where Jim is, I think there were three parts. You were asking capital costs, operating costs, and locations. Clearly, from a capital cost perspective, there is demand because there is, as Jim mentioned, a bit of a gold rush for these plants, so there's probably a little bit of an extra demand for contractors and stuff, so we might see a small escalation in costs over what we originally looked at. In terms of operating cost, 80% of the cost of making ammonia is straight from natural gas. So that we're pretty comfortable that's no change. In terms of location, where we are going to be, we've got a number of options still open to us, and that will depend on the cost of building in those places, permitting, and just the overall, what would you say, overall feasibility to of each of those locations compared to each other.

Operator: Your next question comes from the line of Michael Piken from Cleveland Research. Your line is open.

Michael Piken: Just a quick question on Brazil. Understanding the logistics there, we talked a little bit about the river levels here in the U.S., but we've heard that there's been a backup, 30 to 60 days at some of the ports, and do you think that is going to impact the fall season at all in terms of being able to get the farmers everything they need and are we going to be able to get everything in for the safrinha season as well, and what you can do to address that in the future?

Jim Prokopanko: You are right on with the concern and the question about Brazil logistics. Rick McLellan will give you some color on that.

Rick McLellan: It is a timely question. I just came back a week ago from visiting our port facility at Paranagua, Brazil. The public port there had about 45 days of wait for product coming in. Our own port was more like 15. And so a couple of questions.

The first one, will this impact deliveries into Brazil in-country for planting? Right now, it's as close to just in time as I've ever seen it. And planting has — if planting would have started at the first of September, I think you could've honestly said we were going to experience some delayed deliveries. As it is, we've got to the first of October until we've seen significant moves on bean planting. Everything is going to have to work right into Brazil to get the product into place. A lot of it is bought and paid for and farmers are going to be waiting for it to arrive. As far as future, we are looking at expanding our port facilities in Paranagua, and have a project to do just that. I think the key thing to remember is these farmers need it; they can't plant the crop without having their fertilizer. Soil test levels over there are low and they need P&K to grow soybeans.

Jim Prokopanko: With that, I'm going to wrap up our call with these comments. Our first-quarter results were impacted by a very wide range of factors. Hurricane, drought, skittish markets, weak demand in India and China, low water in the Mississippi, and I can go on from there. But I'd like to leave you with this thought. While we can't precisely predict the timing, global demand for potash and phosphates is going to increase, and Mosaic is in an excellent position to meet the demand. Thank you all for joining us, and have a safe morning. Good day.

Operator: And this concludes today's conference call. You may now disconnect.